SWIFT ENERGY COMPANY (THE “COMPANY”)
SYNDICATION PROCEDURES1

1.
This is a notification of the syndication procedures with respect to participation as a lender in the Company’s DIP Facility. Commencing on March 9, 2016, (A) each Eligible Holder (as defined below) that is a Noteholder shall have the opportunity (the “Noteholder Opportunity”) to commit to purchase up to its respective pro rata portion of the Loans and Facility Amount of the Backstop Lenders and (B) a contract or lease counterparty identified on Plan Exhibit V.C. (each a “Rejection Claimholder”), which lists the executory contracts and unexpired leases to be rejected (each claim related thereto, a “Rejection Claim”) under the Company’s First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (the “Plan”) and as filed with the Bankruptcy Court on March 9, 2016 [Docket No. 393-5], shall also have the opportunity to commit to purchase up to its respective pro rata portion of the Loans and Facility Amount of the Backstop Lenders (the “Rejection Claimholder Opportunity” and, together with the Noteholder Opportunity, the “Opportunity”), in each case subject in all respects to the terms and conditions of these syndication procedures and the applicable subscription documents.

2.
For purposes hereof, an “Eligible Holder” is defined as each person or entity that is (i) (A) a beneficial owner of Existing Senior Notes on March 9, 2016 (the “Record Date”) or (B) a Rejection Claimholder, and (ii) not the Borrower or an Affiliate of the Borrower. The inclusion of any Rejection Claimholder as part of the syndication process is not an acknowledgement by the Debtors that such Rejection Claimholder holds a valid and allowed Rejection Claim, and the Debtors reserve all rights and remedies with respect thereto.

3.
The Debtors have commenced the syndication process by (A) filing a Form 8-K with the SEC announcing the commencement of and briefly describing the syndication process and directing interested Eligible Holders to Kurtzman Carson Consultants LLC (the “Information Agent”) and (B) using reasonable efforts to send the relevant subscription documents using such delivery method reasonably satisfactory to the Backstop Lenders and the Debtors to as many Eligible Holders as is reasonably practicable under the circumstances. If you are an Eligible Holder interested in participating in the DIP Facility, you must obtain copies of the relevant subscription documents, if you do not have them already. The subscription documents include a Subscription Form (together with instructions), an assignment agreement to the DIP Credit Agreement, a Joinder to the RSA, and such other documents as the Administrative Agent may reasonably require. Copies of the relevant subscription documents may be obtained by contacting the Information Agent, Kurtzman Carson Consultants LLC at Swift Energy DIP Syndication, c/o KCC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, Telephone: (877) 833-4150, Email: swiftenergydip@kccllc.com.

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1Capitalized terms used herein and not defined shall have the meanings assigned to them in that certain Debtor in Possession Credit Agreement (the “DIP Credit Agreement”), dated as of January 6, 2016, among Swift Energy Company, as Borrower, Cantor Fitzgerald Securities, as Administrative Agent, and the Lenders party thereto.

4.
The syndication process will expire at 5:00 p.m., New York City Time, on Monday, March 28, 2016, unless extended earlier or terminated (the “Expiration Time”), in accordance with the applicable subscription documents, and which extension will be made by public announcement by the Debtors in a press release or Form 8-K.

5.
To participate in the Opportunity, Eligible Holders must (i) complete and execute the subscription documents provided by the Information Agent, including a Subscription Form, an assignment agreement to the DIP Credit Agreement and Joinder to the RSA (or if a Rejection Claimholders, the Joinder Agreement for Rejection Claimholders), and such other documents as the Administrative Agent may reasonably require, (ii) deliver such subscription documents to Information Agent on or before the Expiration Time and (iii) cause the amount of the financing (as provided in the relevant subscription documents), if any, to be funded by such Eligible Holder (as notified to such Eligible Holder by the Administrative Agent after the Expiration Time) by wire transfer of immediately available federal funds to the escrow account established by the Administrative Agent for the DIP Facility. Eligible Holders that do not to return the applicable subscription documents to the Information Agent by the Expiration Time and send by wire their pro rata share of outstanding loans, if any, to the escrow account by 5:00 p.m., New York City Time, on Wednesday, March 30, 2016 will not be permitted to participate as lenders in the DIP Financing. Each participating Eligible Holder will be required to fund its pro rata share of each Borrowing under the DIP Credit Agreement and its pro rata share of the final funding in full of the loans under the DIP Credit Agreement, in each case that occurs on or prior to the Effective Date of the Plan (as defined in the Plan).

6.
The Information Agent shall promptly notify the Administrative Agent of its receipt of subscription documents and shall deliver the final syndication list to the applicable Backstop Lenders and the Company promptly after the Expiration Time.

7.
All notices and other communications required to be delivered to the Information Agent pursuant to these syndication procedures shall be made in writing, or by any telecommunication device capable of creating a written record, and addressed as follows:

Swift Energy DIP Syndication
c/o Kurtzman Carson Consultants LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Telephone: (877) 833-4150
swiftenergydip@kccllc.com

8.
If the syndication process is terminated by the mutual agreement of the Company and the Backstop Lenders for any reason, the subscription documents submitted by participating Eligible Holders will terminate and the Administrative Agent will immediately return by wire funds transferred by such Eligible Holders to the escrow account.

9.
Promptly after Wednesday, March 30, 2016, the Administrative Agent will disburse the funds, if any, in the escrow account funded by participating Eligible Holders to the Backstop Lenders, in accordance with the terms of the DIP Credit Agreement and other relevant documentation relating to the DIP Facility, and record the Loans in a register for the DIP Facility. If the Third Borrowing Funding Availability Date occurs after Wednesday, March 30, 2016, on the Third Borrowing Funding Availability Date, the Administrative Agent, on behalf of the Company, will pay to each participating Eligible Holder an aggregate amount equal to 3% of the aggregate amount of such Eligible Holder’s Facility Amount that becomes available on the Final Order Funding Availability Date and the Third Borrowing Funding Availability Date, respectively (after giving effect to the syndication), pursuant to the terms of the DIP Credit Agreement.

10.
The Bankruptcy Court has not reviewed or approved the financial or diligence information with respect to the Debtors or these procedures being provided to the Eligible Holders in connection with this syndication, and all rights of such Eligible Holders with respect to any such information are preserved.

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